STOCK PURCHASE AGREEMENT

                         AMONG

                 SCIENTIFIC INDUSTRIES INC.

                          AND

     THE STOCKHOLDERS OF ALTAMIRA INSTRUMENTS, INC.






            DATED AS OF NOVEMBER 30, 2006


THIS STOCK PURCHASE AGREEMENT, dated as of November 30, 2006 (this "Agreement"), is made by and among Scientific Industries Inc., a Delaware corporation (the "Buyer"), and Grace Morin ("Morin), Heather Haught ("Haught") and William Chandler ("Chandler"), the address of each individual is set forth on Schedule I (Morin, Haught and Chandler collectively are the "Sellers").

The following documents comprise this Stock Purchase Agreement:
1. Stock Purchase Agreement (with Articles I-X)
2. Schedule I (Sellers and their shareholdings)
3. Schedule 3.05 (various audited and unaudited statements)
4. Altamira Disclosure Schedule
5. Exhibit A (Escrow Agreement)
6. Exhibit B (Registration Rights Agreement)
7. Exhibit C (Brookman P. March Employment Agreement)
8. Exhibit D (Opinion of Seller's Counsel)
9. Exhibit E (Opinion of Buyer's Counsel)
10. Form of resignation of Altamira officer or director
11. Third party consents


The Sellers own all of the outstanding shares of capital stock of Altamira Instruments, Inc., a Delaware corporation ("Altamira"), which is engaged in the business of producing and distributing catalyst research instruments (the "Business"). Sellers desire to sell to the Buyer and the Buyer desires to acquire all the outstanding shares of capital stock of Altamira upon the terms and subject to the conditions set forth herein.

The parties hereto hereby agree as follows:

                     ARTICLE I

DEFINITIONS

1.01	Definitions.	(a) The following terms, as used in this
Agreement, shall have the following meanings:

"Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

"Agreement" has the meaning set forth in the preamble.

"Altamira" has the meaning set forth in the preamble.

"Applicable Percentage" has the meaning set forth in
Section 2.02(a)(iii).

"Buyer" has the meaning set forth in the preamble.

"Buyer's SEC Reports" has the meaning set forth in Section 3.26.

"Buyer's Shares" has the meaning set forth in Section 2.02(a)(ii).

"Business" has the meaning set forth in the preamble.

"Business day" means any day other than a Saturday, Sunday, any day which is a federal legal holiday in the United States or any day on which institutions in the State of New York are authorized or required by law or other governmental action to close.

"CMRP" means the percentage for a Contingent Payment Period of the net revenues of Altamira represented by the Cost of Materials for the full period as such revenues and costs are determined in accordance with GAAP as consistently applied. For example, if for the period the cost of materials was $1,000,000 and the revenues were $2,000,000, the CMRP is 50.

"Code" means the Internal Revenue Code of 1986.

"Contract" means any agreement, note, bond, arrangement, understanding, lease, license, option, indenture, mortgage, deed of trust, plan, commitment or instrument.

"Competitive Activities" means engaging directly or indirectly in or being employed in any facet of the production or distribution of catalyst research instruments or components by or on behalf of any Person other than the Buyer or a subsidiary of the Buyer.

"Contingent Payment" has the meaning set forth in Section 2.02(a)(iii).

"Contingent Payment Periods" shall be five periods, the first of which shall commence on the Closing Date or if the Closing Date is not the first day of a calendar month then on the first day of the first full calendar month following the Closing Date and shall end on June 30, 2007, the next three to be the 12 months ended June 30, 2008, June 30, 2009 and June 30, 2010, respectively, and the fifth and last period shall commence on July 1, 2010 and end on a date which is the last date of the 47th calendar month following the first calendar month of the first Contingent Payment Period.

"Cost of Materials" means the cost of the components of the products sold, including but not limited to: (a) cabinets, mass flow controllers, electronic control modules, furnaces, control valves, thermal conductivity detectors, computers, heaters and insulation,
(b) fabrication costs including glass or metal reactors, panels, painting performed by outside contractors, and custom-welded components, and (c) stock material costs such as wire, wire wraps, wire guides, nuts and bolts, small tubing, small fittings and fuses, but does not include direct or indirect labor which is not part of the component costs, consulting fees, shipping, broker fees, commissions and overhead. For example, the Cost of Materials related to the net sales of $1,365,712 for the year ended December 31, 2005, as set forth in the Audited Financial Statements, was $504,389. Accordingly, the CMRP for the year was 36.9.

"ERISA" means the Employee Retirement Income Security Act of 1974.

"Escrow Agreement" means the agreement among the Sellers, the Buyer and the Escrow Agent in the form of Exhibit A hereto.

"Escrow Share Indemnification Value" means the weighted average (based on sales volume) of the reported closing sale price of a share of Common Stock of the Buyer on the national stock market on which the Common Stock is traded or if not traded on such market on the Over-the-Counter Bulletin Board of the NASD for the five days on which trades were reported immediately preceding the earlier of: (i) the date of the final determination of the Indemnification Obligation or (ii) the date which is eighteen months following the Closing Date.

"GAAP" means generally accepted accounting principles.

"Governmental Entity" means any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

"Indemnification Claim" has the meaning set forth in Section 8.02(d).

"Indemnification Obligation" means the amount payable by an Indemnifying Party to an Indemnified Party under Article VIII pursuant to the agreement of the Indemnifying Party and the Indemnified Party or, in the absence of such agreement, as determined by arbitration or a judgment of a court of law from which award or judgment no appeal may be legally made.

"Intellectual Property" means patents, patent applications, trademarks (registered and unregistered) and service marks (and any applications or registrations therefor), trade secrets, trade names, corporate names, copyrights, copyright registrations (and any applications therefor), know-how, inventions, websites and other intellectual property and proprietary rights, whether or not subject to statutory registration or protection or other similar type of proprietary intellectual property right.

"Material Adverse Effect" means a material adverse effect upon the business, assets, operations, properties, financial position, results of operations or prospects, or a material increase or adverse change in the nature or terms of the liabilities of Altamira or any adverse effect upon the ability of a party hereto to consummate any of the transactions contemplated by this Agreement.

"NASD" means the National Association of Securities Dealers, Inc.

"Permitted Liens" shall mean (i) Security Interests for Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which there are adequate reserves on the books, (ii) workers or unemployment compensation Security Interests arising in the ordinary course, (iii) mechanic's, materialman's, supplier's, vendor's or similar Security Interests arising in the ordinary course securing amounts that are not delinquent and (iv) zoning ordinances, easements and other restrictions of legal record affecting real property which would be revealed by a survey and would not, individually or in the aggregate, materially interfere with the usefulness of such real property to the Business.

"Person" means an individual, a partnership, a limited liability company, a limited liability partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any other entity or organization, domestic or foreign (including a Governmental Entity).

"PID" means "Process Integral Development Eng & Tech, S.L.", a
Spanish company which has contracted with Altamira for the exclusive distribution, in North America, of laboratory instruments manufactured by PID.

"SEC" means the Securities and Exchange Commission.

"Security Interest" means mortgages, liens, security interests, encumbrances, leases, assignments, subleases, easements, covenants, rights-of-way or other similar restrictions of any nature whatsoever.

"Sellers" has the meaning set forth in the preamble.

"Sellers' Knowledge" means the knowledge of any Seller and/or any officer or director of Altamira, such persons having made reasonable inquiry as to the representations, warranties and schedules given to the Buyer in this Agreement.

"Seller's Portion" means the percentage set forth opposite the Seller's name on Schedule I attached hereto, with the sum of all of the Seller's Portions to be 100%.

"Software" means all electronic data processing systems, information systems, computer software programs, program specifications, charts, procedures, source codes, input data, routines, data bases, report layouts, formats, record file layouts, diagrams, functional specifications, narrative descriptions, flow charts and other related material developed for any of the Sellers or used, licensed, leased or owned, directly or indirectly, by, on behalf of or for the account of the Sellers.

"Subsidiary" means any corporation, partnership, limited liability company, joint venture or other entity of which a Person (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests, the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other entity.

"Symyx" means Symyx Technologies, Inc., a California corporation which has granted a license to Altamira for the sale of high through put laboratory instruments.

"Tax" or "Taxes" means any Federal, state, local or foreign income, gross receipts, capital stock, franchise, profits, estimated, payroll, employment, environmental, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum or other tax, assessment, duty or similar charge of any kind, including any interest, penalty or addition thereto, whether disputed or not.

"Tax Return" means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Taxing
Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

"Taxing Authority" means any governmental or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

"Zeton" means Zeton, Inc., a Canadian company which was the predecessor to Altamira.

(b)	Each of the following terms is defined in the Section set
forth opposite such term:

Term                                            Section
____________________________                    ___________
Arbiter                                         2.02(c)
Audited Financial Statements                    3.05(a)
Buyer Indemnitees                               8.02(a)
Closing                                         2.02(d)
Closing Date                                    2.02(d)
Escrowed Shares                                 2.02(a)(ii)
Financial Statements                            3.05
Indemnified Party                               8.02(c)(i)
Indemnifying Party                              8.02(c)(i)
IRS                                             3.09
Listed Contracts                                3.10(a)
Losses                                          8.02(a)
Notice                                          8.02(c)(i)
June 30, 2006 Balance Sheet                     3.05(a)
Pension Plan                                    3.15(b)
Plan                                            3.15(a)
Purchase Price                                  2.02(a)
Shares                                          2.01
Third Party Claim                               8.02(c)(i)

1.02	Defined Terms.  (a) Unless otherwise specified herein,
all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP as in effect from time to time.

(b)	All references in this Agreement to "Articles", "Sections"
and other subdivisions are to the designated Articles, Sections and other subdivisions of this Agreement. The words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement and not to any particular Article, Section or other subdivision.

(c)	In this Agreement, in the computation of periods of time
from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".

(d)	All references to "including" in this Agreement shall mean
including without limitation.

(e)	A reference to a law in this Agreement includes any amendment or modification to such law and any rules or regulations issued thereunder.

(f)	A reference to a Person in this Agreement includes its
successors and permitted assigns (if any).

ARTICLE II

PURCHASE AND SALE OF SHARES

2.01	Purchase and Sale of Shares. At the Closing, upon the terms
and subject to the conditions set forth in this Agreement, each of the Sellers shall sell, assign, transfer and convey to the Buyer, and the Buyer shall purchase and acquire from such Seller, the number of shares of Altamira set forth opposite the Seller's name on Schedule I attached hereto, which constitute for all the Sellers in the aggregate, all of the outstanding shares of capital stock in Altamira (the "Shares").

2.02	Purchase Price.

(a)	Purchase Price.  The purchase price for the Shares
(the "Purchase Price") shall consist of:

(i) An aggregate of Four Hundred Thousand Dollars ($400,000) payable by the Buyer at the Closing by certified or cashiers checks, with the amount payable to each Seller to be the amount set forth in
Schedule I opposite the Seller's name.

(ii) An aggregate of One Hundred and Twenty-Five Thousand (125,000) shares of Common Stock (the "Buyer's Shares") to be issued at the Closing, with the number of Buyer's Shares to be issued to each Seller set forth on Schedule I opposite the Seller's name, but which, along with the Sellers' duly executed stock powers, are to be delivered and held pursuant to the Escrow Agreement
(the "Escrowed Shares").

(iii) A Contingent Payment to be made to each Seller by the Buyer by wire transfer of immediate funds equal to the Seller's Portion of the amount representing the Applicable Percentage of the revenues of Altamira for the Contingent Payment Period after deducting all discounts, returns and customer allowances, all as determined in
accordance with GAAP.   The Applicable Percentage shall be five
percent (5%) unless the CMRP for the period is greater than 42, in which event the Applicable Percentage shall be reduced by 0.119% (5/42) for every percentage greater than 42. For example, if the CMRP is 50.5% the Applicable Percentage for that Period will be reduced by 1.0115% to 3.9885%. Payment shall be made by a date no later than 60 days following the end of each Contingent Payment Period or in the event of a dispute referred to in Section 2.02(b) three business days following the resolution of the dispute.

(b)	Buyer agrees to deliver to the Sellers within 45 days
following the end of each Contingent Payment Period a Statement of Income of Altamira for the period prepared in accordance with GAAP, accompanied by a schedule of the computation of the CMRP and, upon request of Morin on behalf of the Sellers, all relevant information, including related workpapers.

The computations set forth on the Statement of Income shall be conclusive and binding upon the parties hereto, unless Morin on behalf of the Sellers, within five (5) business days after receipt, notifies the Buyer in writing that the Sellers dispute any of the relevant amounts set forth therein, specifying the nature of the dispute and the basis there for. If by the end of the fifth business day following receipt of such notification, the parties do not reach agreement resolving the dispute, the parties shall submit the dispute for resolution to a partner at a nationally recognized independent accounting firm mutually agreed upon by Morin and by the Buyer, which partner or member shall not have a material relationship with the Buyer, Altamira or any of the Sellers or any of their respective Affiliates within two years preceding the appointment (the "Arbiter"). Promptly, but not later than ten (10) days after acceptance of his or her appointment as Arbiter, the Arbiter shall determine, based solely on presentations by Morin and the Buyer, and not by independent review, only those issues in dispute and shall render a report as to the dispute and the resulting computation of the CMRP, which shall be conclusive and binding upon the parties. All proceedings conducted by the Arbiter shall take place in New York, New York.
In resolving any disputed item, the Arbiter (i) shall be bound by the provisions of this Section 2.02(b), and (ii) may not assign a value of any item greater than the greater value of such item claimed by either party or less than the smaller value for such item claimed by either party. The fees, costs and expenses of the Arbiter (i) shall be borne by the Sellers in proportion that the aggregate dollar amount that is unsuccessfully disputed by Morin (as finally determined by the Arbiter) bears to the aggregate dollar amount disputed and (ii) shall be borne by the Buyer in the proportion that the aggregate dollar amount that is successfully disputed by Morin (as finally determined by Arbiter) bears to the aggregate dollar amount disputed.

(c)	The Escrow Agreement.    The Escrowed Shares shall be
retained as security for the satisfaction of the Indemnification Obligations, if any, of the Sellers. The Escrow Agreement shall provide for the release and delivery to the Sellers or the Buyer, as the case may be, of the Escrowed Shares as provided in Section 8.02(d).

(d)	The Closing.  (i) The closing of the transaction contemplated by this Agreement (the "Closing") shall take place at the offices of the Buyer at 70 Orville Drive, Bohemia, New York 11716, or, if desired by Morin on behalf of the Sellers, jointly by facsimile or electronic transmission at the offices of the Buyer and the office of Altamira, commencing at 9:00 a.m. (Eastern time) on the second business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself) or such other date and location as the parties may mutually determine in writing. The date of the Closing is referred to herein as the "Closing Date".

(e)	Deliveries at Closing.  At the Closing: (i) the Sellers will deliver to the Buyer the various certificates, instruments, and documents referred to in Article VII(A) below; (ii) the Buyer will deliver to the Sellers the various certificates, instruments, and documents referred to in Article VII(B) below; (iii) the Sellers will execute, acknowledge (if appropriate), and deliver to the Buyer assignments (including documents) and such other instruments of sale, transfer, conveyance, and assignment of the Shares as the Buyer and its counsel reasonably request; and (iv) the Buyer will deliver to the Sellers and the Escrow Agent the respective amounts as specified in
Section 2.02(a) above.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers hereby jointly and severally represent and warrant to the Buyer as of the date hereof and as of the Closing Date as follows:

3.01	Authorization; Valid and Binding Agreements.  The Sellers have all requisite power and authority to execute and deliver this Agreement, to perform their respective obligations and undertakings hereunder, and to consummate the transactions contemplated hereby. The execution and delivery by the Sellers of this Agreement, the performance by the Sellers of their obligations and undertakings hereunder, and the consummation by the Sellers of the transactions contemplated hereby, have been duly and validly authorized by all necessary action on the part of the Sellers and no other proceedings on the part of the Sellers are necessary to authorize the execution or delivery by the Sellers of this Agreement, the performance by the Sellers of their obligations and undertakings hereunder or the consummation by the Sellers of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Sellers, and constitutes the valid and binding obligations of the Sellers, enforceable against the Sellers in accordance with its terms.

3.02	No Breach.  The execution and delivery of this Agreement by Sellers does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to any increased, additional, accelerated or guaranteed rights or entitlement of any Person under, or result in the creation of any Security Interest on the properties or assets of Altamira under, any provision of (a) the certificate of incorporation or bylaws of Altamira, (b) any Contract to which Altamira or a Seller is a party or by which any of its properties or assets are bound, (c) any license, franchise, permit or other similar authorization held by Altamira, or (d) any judgment, order or decree, or statute, law, ordinance, rule or regulation applicable to Altamira or its properties or assets.

3.03	Organization; Capitalization; No Subsidiaries.  (a) Altamira is a
corporation duly authorized, validly existing and in good standing under the laws of Delaware and is duly qualified to do business in all the jurisdictions set forth on Section 3.03 of the Altamira Disclosure Schedules, which are the jurisdictions in which the failure to so qualify has or will have a Material Adverse Effect on its financial condition or operations.

(b)	The authorized capital stock of Altamira consists of 1,500 shares of common stock, no par value per share.  The Shares are all the issued and outstanding shares of Altamira capital stock. The Shares are owned beneficially and of record by the Sellers and have been duly authorized and are validly issued, fully paid and non-assessable.  Altamira has never owned of record or beneficially any shares or equity interests in any corporation, partnership, limited liability company or any other business entity.
	3.04	No Encumbrance on the Shares.  Except as disclosed on Schedule
3.04, the Shares have not been issued in violation of, and are not subject to, any Contract, including any Contract restricting or otherwise relating to the voting, distribution rights or disposition of the Shares, or any purchase option, call, right of first refusal, preemptive, subscription or similar rights under any provision of applicable law, or any voting trust agreement or Contract to which Altamira is subject, bound or a party or otherwise. The Shares have not been issued in violation of the certificate of incorporation, as amended, or the amended and restated bylaws of Altamira. There are no outstanding warrants, options, rights, "phantom" stock rights, agreements, convertible or exchangeable securities or other commitments
(other than this Agreement): (i) pursuant to which Altamira is or may become obligated to issue, sell, purchase, return or redeem any Shares or other securities or (ii) that give any Person the right to acquire any of the Shares or receive any benefits or rights similar to any rights enjoyed by or accruing to the Sellers as owners of the Shares. There are no equity securities of Altamira reserved for issuance for any purpose. Altamira does not have outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of Altamira may vote.
 No distribution of any shares of capital stock or rights to acquire or receive shares of capital stock of Altamira have been declared but not yet paid. Altamira does not have any liability under any Federal, state or foreign securities law or otherwise, in connection with any prior issuance or repurchase of any Shares.

3.05. Financial Statements.
(a) Schedule 3.05 hereto contains true and complete copies of (i) the audited balance sheets of Altamira on June 30, 2006 (the "June 30, 2006 Balance Sheet") and December 31, 2005, the related audited statement of income for the six-months ended June 30, 2006 and the year ended
December 31, 2005 and the related audited statement of cash flows for the six-months ended June 30, 2006 and year ended December 31, 2005, accompanied by the unqualified report of the independent accounting firm of McCrory and McDowell (collectively, the "Audited Financial Statements"); and (ii) the unaudited statements of income of Altamira for the six-months
ended June 30, 2005 and the year ended December 31, 2004.   The financial
statements described above are collectively referred to as the "Financial Statements".
(b) The Financial Statements fairly present, in all material respects, the financial condition of Altamira as of the dates indicated therein and the results of operations and changes in financial position of Altamira for the periods specified therein and have been prepared in conformity with GAAP applied on a consistent basis during the periods covered thereby and prior periods.

3.06	No Undisclosed Material Liabilities.  There are no liabilities or obligations of Altamira of any kind whatsoever (whether accrued, absolute, contingent, unasserted or otherwise), and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability or obligation, except (i) as disclosed, reflected or reserved against on the June 30, 2006 Balance Sheet, and (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since June 30, 2006 and not in violation of the terms of this Agreement which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

3.07	Absence of Certain Developments.  Since June 30, 2006 and except as set forth on Section 3.07 of the Altamira Disclosure Schedules, the businesses of Altamira have been conducted in the ordinary course and in substantially the same manner as previously conducted and Altamira and the Sellers have made all reasonable efforts consistent with past practices to preserve the relationships of Altamira with its customers, suppliers and others with whom it deals, and there has not been:
	(a)	any material adverse change in the business, assets, operations, properties, financial position, results of operations, or prospects or material increase in the actual or contingent liabilities of Altamira;
	(b)	a declaration or making any distribution to or in respect of any Shares of Altamira;
	(c)		any recapitalization, reclassification, stock dividend,
stock split or like change in capitalization with respect to Altamira;
	(d)		any acquisition on behalf of Altamira by merger or
consolidation with, or by purchase of a substantial portion of assets of, or by any other manner, of any business or any corporation, partnership, association or other Person or division thereof;
	(e)	any sale of shares of Altamira (other than pursuant to this
Agreement) or sale, lease or other disposition of assets of Altamira, which are material, individually or in the aggregate, to Altamira, taken as a whole;
	(f)	any redemption or other acquisition of any Shares or other
securities of Altamira;
	(g)	any (i) grant of severance or termination pay to any director, officer or employee of Altamira, (ii) execution of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of
Altamira, (iii) increase in benefits payable under existing severance or termination pay policies of Altamira or under employment agreements to which Altamira is a party, (iv) increase in compensation, bonus or other benefits payable to employees of Altamira, or (v) acceleration of the time of payment or vesting of compensation of any director, officer or employee of Altamira;
	(h)	any incurrence or assumption by or on behalf of Altamira of
any liabilities, obligations or indebtedness for borrowed money or for the deferred purchase price of property or services or guarantee of any such liabilities, obligations or indebtedness, other than in the ordinary course of business consistent with past practice;
	(i)	any cancellation of any indebtedness owed to or, waiver of
any material claims or material rights owned by, Altamira;
	(j)	any change in any method of accounting or accounting practice, or policy of Altamira other than those required by GAAP;
	(k)	any incurrence or commitment by or on behalf of Altamira of
any capital expenditure or capital expenditures which exceeds $1,000 individually or $2,500 in the aggregate;
	(l)	any election relating to Taxes on behalf of Altamira or any
change in the method of accounting for Tax purposes for Altamira; or
	(m) 	any agreement, whether in writing or otherwise, to do any of the foregoing.

3.08.	Properties.	(a) Altamira does not own or have any beneficial interest
in any real property.
(b) 	To Sellers' Knowledge, the current use of offices and other
facilities located on property leased by Altamira does not violate any local zoning or similar land use or government regulation in any material respect. Altamira has not received any communication during the past three years from any Person that alleges that it is not in compliance in any respect with the Americans with Disabilities Act.
(c) 	Altamira has good and marketable title to all of the assets
reflected on the June 30, 2006 Balance Sheet or thereafter acquired, in each case, free and clear of all Security Interests, except for (i)
Security Interests set forth Section 3.08 of the Altamira Disclosure
Schedules and (ii) Security Interests relating to current Taxes not yet due and payable. The tangible personal properties of Altamira, in the aggregate, have been maintained in all respects in accordance with past practice of
Altamira and generally accepted industry practice, and are in all material respects in good operating condition and repair, ordinary wear and tear excepted.  The leased personal property of Altamira is in the condition required of such property by the terms of the leases applicable thereto during the term of the related lease and upon expiration thereof.
(d) 	There are no developments affecting any of the assets or properties of Altamira pending, or to Sellers' Knowledge, threatened, which might materially detract from the value of such assets or property, interfere with any present or intended use of any such assets or property or materially adversely affect the marketability of such assets or property.
(e) 	Altamira has not disposed of any of the fixed assets set forth on the June 30, 2006 Balance Sheet other than in the ordinary course of business.
	(f)	Section 3.08(f) of the Altamira Disclosure Schedules lists
and describes briefly all real property leased or subleased to Altamira, including the names of the lessor or sublessor and the lessee or sublessee of each property and the affiliation, if any, of the lessor or sublessor with a Seller. Altamira has delivered to the Buyer correct and complete copies of the leases and subleases described on Section
3.08(f) of the Altamira Disclosure Schedules. With respect to the lease and subleases referred to or listed on such Schedules:
(i) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;
(ii) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;
(iii) to Sellers' Knowledge, no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;
(iv) no party to the lease or sublease has repudiated any provision thereof;
(v) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;
(vi) with respect to each sublease, the representations and warranties set forth in subsections (i) through (v) above are true and correct with respect to the underlying lease;
(vii) Altamira has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;
(viii) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof, and to Sellers'
Knowledge have been operated and maintained in accordance with applicable laws, rules, and regulations, except for such noncompliance which would not, individually or in the aggregate, have a Material Adverse Effect; and
(ix) all facilities leased or subleased thereunder are, in the ordinary course, supplied with utilities and other services necessary for the operation of said facilities.

3.09. Tax Matters.  All Tax Returns for periods ending on or prior to the Closing Date by Altamira have been or will be filed on a timely basis with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed. All such Tax Returns are and will be true, correct and complete in all material respects. All Taxes due from and payable by a Seller or Altamira with respect to the assets and business of Altamira on or prior to the Closing Date have been fully paid on a timely basis and none of them is currently the beneficiary of any extension of time within which to file any Tax Return. No written claim has ever been made by an authority in a jurisdiction where Altamira does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, and none of them has received any written notice, or written request for information from any such authority. No issues have been raised in writing with a Seller with respect to her or his interests in Altamira by the Internal Revenue Service (the "IRS") or
any other Taxing Authority in connection with any Tax Return filed by any of them, and there are no issues which, either individually or in the aggregate, could result in liabilities for Tax obligations of Altamira relating to periods ending on or before Closing Date in excess of the accrued liability for Taxes shown on the June 30, 2006 Balance Sheet. No waivers of statutes of limitations have been given or requested with respect to Altamira. No differences exist between the amounts of the book basis and the tax basis of assets that are not accounted for by an accrual on the books of Altamira for Federal Income Tax purposes. Altamira is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by Altamira or a Seller, and the IRS has proposed no adjustment or change in accounting method. All transactions or methods of accounting that could give rise to an understatement of Federal Income Tax (within the meaning of Section 6662 of the Code for Tax Returns filed after December 31, 1990) have been adequately disclosed on the Tax Returns in accordance with Section 6661(b)(2)(B) in accordance with Section 6662(d)(2)(B) of the Code for Tax Returns filed after December 31, 1990. Altamira has complied
(and until the Closing Date will comply) with all applicable laws relating to the payment and withholding of Taxes (including withholding and reporting requirements under Sections 1441 through 1464, 3401 through 3406, 6041 and 6049 of the Code and similar provisions under any other laws) and, within the time and in the manner prescribed by law, will have withheld from wages, fees and other payments and paid over to the proper Taxing Authorities all amounts required.
3.10.	Contracts and Commitments.  (a) Except as set forth on Section
3.10 of the Altamira Disclosure Schedules, Altamira is not a party to or bound by any:

(i) collective bargaining agreement or other Contract with any labor union;

(ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan (or any Deferred Compensation Obligations whether pursuant to such a plan or otherwise) not disclosed pursuant to
Section 3.15;

(iii) stock purchase, stock option or similar plan;

(iv) Contract for the employment of any officer, individual employee or other Person on a full-time, part-time or consulting basis;

(v) agreement, indenture, mortgage, deed of trust or other instrument relating to the deferred purchase of property or services from, the borrowing of money from, or the issuance of any note, bond, debenture or other evidence of indebtedness to, any Person or Persons or to the mortgaging, pledging or, otherwise placing a Security Interest on any of its properties or assets;

(vi) Contract under which (A) any Person has directly or indirectly guaranteed indebtedness, liabilities or obligations of Altamira or
(B) Altamira has directly or indirectly guaranteed indebtedness, liabilities or obligations of any Person (in each case other than endorsements for the purpose of collection in the ordinary course of business);

(vii) lease or agreement under which it is lessee or sublessee of, or holds or operates any machinery, equipment, vehicle or other personal property owned by any other Person, for which the annual rental exceeds $2,500;

(viii) lease or agreement under which it is lessor or sublessor of or permits any other Person to hold or operate any property or asset, real or personal, for which the annual rentals for all such leases and agreement exceed in the aggregate $5,000;

(ix) Contract or group of Contracts and purchase orders with the same Person and its Affiliates for the purchase of products or services from them, under which the undelivered balance of such products and services has a purchase price in excess of $10,000 in the aggregate;

(x) Contract or group of Contracts and customer or sale orders with the same Person and its Affiliates for the sale of products or services to them, under which the undelivered balance of such products or services has a sales price in excess of $10,000 in the aggregate;

(xi) noncompete or similar Contract which prohibits Altamira from freely engaging in business anywhere in the world or restricts the development, manufacture, marketing or distribution of any product or service by A ltamira;

(xii) Contract under which it has, directly or indirectly, made or committed to make any advance, loan, extension of credit or capital contribution to, or other investment in, any Person, except for advances to employees in the ordinary course of business and not in excess of an aggregate of $1,000 for all employees;

(xiii) agreement or instrument providing for indemnification of any Person with respect to liabilities relating to any current or former business of Altamira or any predecessor Person of such company;

(xiv) license, option or other agreement relating in whole or in part to the Intellectual Property of Altamira (including any license or other agreement under which Altamira is licensee or licensor of any such Intellectual Property) or to trade secrets, confidential information or proprietary rights and processes of Altamira or any other Person;

(xv) any partnership, joint venture or other similar Contract; or

(xvi) other Contract, which (A) has a future aggregate liability in excess of $5,000 or (B) is not made in the ordinary course of business of Altamira.

All Contracts listed on Section 3.10 of the Altamira Disclosure Schedules (the "Listed Contracts") are, to the best of the Sellers' Knowledge, valid, binding and in full force and effect and are enforceable by Altamira in accordance with their respective terms and Altamira has performed all obligations to be performed by it to date under the Listed Contracts.

(b) 	Buyer either has been supplied with, or has been given access to, a true and correct copy of all Listed Contracts, together with all amendments, waivers or other changes thereto.

(c) 	Altamira is not in breach or default (with or without the lapse of time or the giving of notice or both) in any respect under any Listed Contract, and, to Sellers' Knowledge, neither is any other party to any such document.

3.11.	Intellectual Property.
(a) Set forth on Section 3.11 of the
Altamira Disclosure Schedules is a true and complete list of Intellectual Property that currently exists in written form owned or filed by, licensed to or used in the conduct of the business of Altamira as now conducted. With respect to registered trademarks, Section 3.11 of the Altamira Disclosure Schedules sets forth a list of all jurisdictions in which such trademarks are registered or applied for and all registration and application numbers. Altamira has all rights to Intellectual
Property as are used or are necessary in connection with its businesses as presently conducted, and except as set forth on the Section 3.11 of the Altamira Disclosure Schedules, owns, and has the right to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of and sublicense, without payment to any other Person, all such Intellectual Property free and clear of the claims of others and of all Security Interests. The consummation of the transactions contemplated hereby will not conflict with, alter or impair any right as described in the immediately preceding sentence.
(b)	Altamira has not granted any options, licenses or agreements of any kind relating to Intellectual Property or the marketing or distribution thereof. Altamira is not bound by or a party to any option, license or agreement of any kind relating to the Intellectual Property of any other Person. The conduct of the businesses of Altamira as presently conducted do not, to Sellers' Knowledge, violate, conflict with or infringe the Intellectual Property of any other Person. No claims are pending, or, to Sellers' Knowledge, threatened against Altamira by any Person with respect to the ownership, validity, enforceability, effectiveness or use of any Intellectual Property used in connection with a business of Altamira, and during the past five years, Altamira has not received any communications alleging that Altamira has violated any rights relating to Intellectual Property of any Person.

3.12.	Litigation.  Except as set forth on Section 3.12 of the Altamira
Disclosure Schedules, there are no actions, suits or proceedings pending or, to Sellers' Knowledge, threatened against or affecting Altamira or any of its properties, assets, operations or businesses at law or in equity, or before or by any court or other Governmental Entity or arbitration tribunal. Except as set forth on Section 3.12 of the Altamira Disclosure Schedules, none of the lawsuits or claims listed on Section 3.12 of the Altamira Disclosure Schedules as to which there is at least a reasonable possibility of adverse determination would have, if so determined, individually or in the aggregate, a Material Adverse Effect. Altamira is not a party or subject to or in default under any judgment, order, injunction or decree of any Governmental Entity or arbitration tribunal applicable to it or any of its properties, assets, operations or business. Except as set forth on Section
3.12 of the Altamira Disclosure Schedules, there is no lawsuit or claim by Altamira pending, or which Altamira intends or reasonably expects to initiate, against any other Person. To Sellers' Knowledge, there is no pending or threatened investigation of or affecting Altamira by any Governmental Entity.
3.13.	Governmental Consents.  No permit, consent, approval, license, order or authorization of, or registration, declaration or filing with, any court or other Governmental Entity is required to be obtained or made in connection with (a) the execution, delivery or performance of this Agreement by the Sellers or the consummation of any of the transactions contemplated hereby or (b) the conduct by Altamira of its businesses following the Closing
Date as conducted on the date hereof.

3.14.	Salaries of Officers and Directors.  Section 3.14 of the Altamira
Disclosure Schedules contains a true and complete list of the officers and directors of Altamira and the salary and other compensation paid or allocated to such Persons, in their respective capacities as officers or directors of Altamira for the six months ended June 30, 2006 and the twelve months ended December 31, 2005. The compensation paid to and accrued on behalf of Brookman P. March, including salary and commissions, for the period from January 1, 2006 through the Closing Date has not and will not exceed an annual rate of $110,000.
3.15.	Employee Benefit Plans.  (a)  Section 3.15 of the Altamira Disclosure
Schedules contains a list and a brief, general description of each pension, retirement, savings, deferred compensation, and profit-sharing plan and each stock option, stock appreciation, stock purchase, performance share, bonus or other incentive plan, severance plan, health, group insurance or other welfare plan, or other similar plan and any "employee benefit plan" within the meaning of Section 3(3) of ERISA, under which Altamira has any current or future obligation or liability or under which any employee or former employee (or beneficiary of any employee or former employee) of Altamira has or may have any current or future right to benefits (the term "plan" shall include any Contract or policy, each such plan being hereinafter referred to individually as a "Plan"). The Sellers have delivered to the Buyer true and complete copies of (i) each Plan, (ii) the summary plan description for each Plan for which a summary plan description is required by law to be furnished to participants, (iii) the latest annual report, if any, which has been filed with the IRS for each Plan and (iv) with respect to any Plan intended to comply with
Section 401(k) of the Code, copies of calculations for the most recent three Plan years showing such Plan's compliance with the requirements under Section 401(k)(3) and, if applicable, 401(m)(2) of the Code. Each
Plan that is required to satisfy Sections 401(a), 401(k), 401(m), 419, 419A, 505, 501(c)(9), 105(h), 125 or 129 of the Code or any other
Code provision concerning discrimination has been tested for compliance with and has satisfied such applicable requirements for the most recent six Plan years ending before the Closing Date. Each Plan intended to be tax qualified under Sections 401(a) and 501(a) of the Code has been determined by the IRS to be tax qualified under Sections 401(a) and 501(a) of the Code and, since such determination, no amendment to or failure to amend any such Plan and no other circumstance adversely affects its tax qualified status. There has been no prohibited transaction within the meaning of Section 4975 of the Code and Section 406 of Title I of ERISA with respect to any Plan.

(b)	No Plan is subject to Title IV of ERISA.  During the past five years, neither Altamira nor any business or entity controlling, controlled by, or under common control with Altamira contributed to or was obliged to contribute to a pension plan within the meaning of Section 3(2) of ERISA (a "Pension Plan") that was or is subject to Title IV of ERISA. Altamira has no potential or contingent liability with respect to any Person under Title IV of ERISA.

(c)	There are no actions, claims, lawsuits or arbitrations (other than routine claims for benefits) pending, or, to Sellers' Knowledge, threatened, with respect to any Plan or the assets of any Plan, and, to Sellers' Knowledge, there are no facts which could give rise to any such actions, claims, lawsuits or arbitrations (other than routine claims for benefits). Altamira has timely satisfied all funding, compliance and reporting requirements for all Plans and each Plan has been maintained, funded and administered in compliance with its terms and all applicable Contracts and laws (including, without limitation, ERISA). With respect to each Plan, Altamira has paid all contributions (including employee salary reduction contributions), all obligations thereunder, and all insurance premiums that have become due and any such expense accrued but not due as of June 30, 2006 is properly reflected in the June 30, 2006 Balance Sheet.

(d) Except as described on Section 3.15 of the Altamira Disclosure Schedules, no Plan provides or is required to provide, now or in the future, health, medical, dental, accident, disability, death or survivor benefits to or in respect of any Person beyond termination of employment, except to the extent required under any state insurance law or under Part 6 of Subtitle B of Title I of ERISA and under Section 4980(B) of the Code. Except as noted in the immediately preceding sentence, no Plan covers any individual other than an employee of Altamira and his or her spouse or dependents under health and child care policies listed on the
Section 3.15 of the Altamira Disclosure Schedules and delivered to the Buyer.

(e) The consummation of the transactions contemplated by this Agreement will not (i) entitle any employee of Altamira to severance pay or termination benefits, (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any such employee or former employee, or (iii) obligate Altamira to pay or otherwise be liable for any compensation, vacation days, pension contribution or other benefits to any employee, consultant or agent of Altamira for periods before the Closing Date (other than any compensation, vacation, pension contribution or other similar benefit owed or accrued by Altamira in the ordinary course of business) or for personnel whom the Buyer does not actually employ.

	(f) 	To Sellers' Knowledge, none of the employees of Altamira
will leave or intends to leave its employ as a result of this Agreement or the transactions contemplated hereby, except for Morin, who will be bound by Section 5.10.

3.16.	Employee and Labor Relations. (a) There is no labor strike,
dispute or work stoppage or lockout actually pending or, to Sellers' Knowledge, threatened, against or affecting Altamira, and during the past five years there has not been any such action; (b) Altamira has not received written notice of any union organizational campaign in progress with respect to the employees of Altamira or of any dispute concerning representation of such employees; (c) Altamira is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (d) there is no unfair labor practice charge or complaint against Altamira pending, or, to Sellers' Knowledge, threatened, before the National Labor Relations Board; (e) there is no pending, or, to Sellers' Knowledge, threatened, grievance that, if adversely decided, would have, either individually or in the aggregate, a Material Adverse Effect; (f) no charges with respect to or relating to Altamira are pending before the Equal Employment Opportunity Commission or any Governmental Entity responsible for the prevention of unlawful employment practices; (g) Altamira has not received notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to Altamira and, to Sellers' Knowledge, no such investigation is in progress; and (h) no complaints, lawsuits or other proceedings are pending, or, to Sellers' Knowledge, threatened, in any forum by or on behalf of any present or former employee of Altamira, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract for employment, breach of any law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with any employee relationship.

3.17	Insurance.  Section 3.17 of the Altamira Disclosure Schedules
lists each insurance policy maintained with respect to Altamira or any of its assets and properties. All such policies are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancellation or termination has been received with respect to any such policy, which has not been replaced on substantially similar terms prior to the date of such cancellation. The activities and operations of Altamira have been conducted in a manner so as to conform in all respects to all applicable provisions of such insurance policies. The insurance policies listed on Section 3.17 of the Altamira Disclosure Schedules have been maintained in such amounts, with such deductibles against such risks and losses, as are reasonable for the business and assets of Altamira.

3.18.	Compliance with Laws.  Except as set forth on Section 3.18 of the Altamira Disclosure Schedules, which exceptions are not material in the aggregate, Altamira: (i) has complied with all applicable laws, statutes, ordinances, rules, orders and regulations thereunder, and (ii) has not received any written communication during the past three years from any Governmental Entity that alleges that Altamira is not in compliance with any applicable laws, statutes, ordinances, rules, orders and regulations.

3.19.	Environmental Compliance.  There is and, there has been no storage, disposal, generation, manufacture, refinement, transportation, handling or treatment of toxic wastes, medical wastes, hazardous wastes or hazardous substances by Altamira (or, to Sellers' Knowledge, any predecessor in interest) at, upon or from any of the property now or previously owned or leased by such company in violation of any applicable law, ordinance, rule, regulation, order, judgment, decree or permit or which would require remedial action under any applicable law, ordinance, rule, regulation, order, judgment, decree or permit;
there has been no material spill, discharge, leak, emission, injection, escape, dumping or release of any kind onto such property or into the environment surrounding such property of any toxic wastes, medical wastes, solid wastes, hazardous wastes or hazardous substances due to or caused by Altamira or any of its predecessors; and the terms "hazardous wastes," "toxic wastes," "hazardous substances" and "medical wastes" shall have the meanings specified in any applicable local, state, Federal and foreign laws or regulations with respect to environmental protection.

3.20.	Accounts; Safe Deposit Boxes; Powers of Attorney; Officers and
Directors. Section 3.20 of the Altamira Disclosure Schedules sets forth (a) a true and correct list of all bank and savings accounts, certificates of deposit and safe deposit boxes of Altamira and the persons authorized to sign thereon, (b) a true and correct list of all powers of attorney granted by Altamira and the persons authorized to act thereunder and (c) a true and correct list of all officers and directors of Altamira.

3.21.	Effect of Transaction.  No creditor, employee, client or customer or other Person having a business relationship with Altamira has informed Altamira, any of its officers, directors or Affiliates that such Person will or intends to terminate or change the relationship because of the sale of the Shares by the Sellers or the consummation of any other transaction contemplated hereby.

3.22.	Transactions with Affiliates.  Except as set forth on Section 3.22 of the Altamira Disclosure Schedules, (a) neither a Seller, nor (b) any current or former director, officer, employee of Altamira or any of its Affiliates nor (c) any Person with a relationship of not more remote than first cousin of any Person specified in clauses (a) or (b), is presently, or during the 12-month period ending on the date hereof has been, (i) a party to any transactions with Altamira (including any Contract providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments to, Altamira or any such Affiliate, director, officer, employee or shareholder or relative) or
(ii) the direct or indirect owner of an interest in any Person which is a present (or potential) competitor, supplier or customer of Altamira;
nor does any such Person receive income from any source other than Altamira, which relates to the business of Altamira or should properly accrue to Altamira.

3.23.	Customers.  Section 3.23 of the Altamira Disclosure Schedules
contains a true and complete list of each customer of Altamira who during the twelve calendar months immediately preceding the date of this Agreement, was billed in excess of $5,000 for production, distribution or sales by Altamira. Since June 30, 2006, there has not been (a) any material adverse change in the business relationship of Altamira with any customer named on Section 3.23 of the Altamira Disclosure Schedules or (b) any change in any term (including credit terms) of the agreements with such customer. During the 12 months ending on the date hereof, Altamira has not received any customer complaints concerning its products, deliveries, or marketing services other than complaints in the ordinary course of business, which have not, and are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect and, to Sellers' Knowledge, none of the customers who acquired goods or services since June 30, 2006 for an aggregate purchase price in excess of $5,000 per customer has advised Altamira of its intent to discontinue purchases of a material amount relative to their history of purchases from Altamira.

3.24.	Software.  Section 3.24 of the Altamira Disclosure Schedules
includes an accurate and correct description of the material Software of which Altamira is the owner, lessee, or licensee. Altamira owns or has the right to use the Software used in their business. No proprietary rights in any Software have been transferred, whether by sale, assignment or license, or have been lost. The rights of Altamira in the Software are free and clear of any Security Interests except as set forth on Schedule 3.24. No claims are pending or threatened against Altamira relating to violation of trade secret rights, copyrights or other proprietary rights with respect to the Software.

3.25. Customer Accounts Receivable. All customer accounts receivable of Altamira whether reflected on the June 30, 2006 Balance Sheet or subsequently created, have arisen from bona fide transactions in the ordinary course of business. Altamira has good and marketable title to its accounts receivable, free and clear of all Security Interests.
Since June 30, 2006, there have not been any write-offs as uncollectible of any accounts receivable of Altamira, except for write-offs in the ordinary course of business and consistent with past practices which do not exceed in the aggregate $1,000.

3.26. Investment; Review. Each Seller is acquiring the Seller's Portion of the Buyer's Shares for his or her account for investment purposes only without any intention to sell, pledge, or distribute the shares. Each Seller acknowledges receipt from the Buyer of copies of the Buyer's:
(i) Annual Reports on Form 10-KSB for the years ended June 30, 2006 and June 30, 2005; (ii) Reports on Form 10-QSB for the three months ended March 31, 2006, December 31, 2005 and September 30, 2005; and (iii) Reports on Form 8-K for events dated August 7, 2006, June 14, 2006,
May 4, 2006, February 15, 2006, and September 28, 2005 (collectively "Buyer's SEC Reports").

3.27. Brokerage. There are no brokerage commissions, finders', investment banker or financial advisor fees or similar compensation in connection with the transactions contemplated by this Agreement payable or to be payable based on any arrangement or agreement made by or on behalf of the Sellers or Altamira.

3.28. Disclosure.  No representation or warranty contained in this
Article III and no statement contained in any document, certificate or Schedule furnished or to be furnished to the Buyer or any of its respective representatives pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary in order to fully and fairly provide the information required to be provided in any such document, certificate or Schedule.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to each of the Sellers as of the date hereof and as of the Closing Date, as follows:

4.01	Organization and Corporate Power.  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware, with all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder and to consummate the transactions contemplated hereby.

4.02 Authorization. The execution, delivery and performance of this Agreement by the Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of the Buyer, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance by the Buyer of this Agreement. This Agreement has been duly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

4.03 Capitalization; SEC Reports. (a) The authorized capital stock of the Buyer consists of 7,000,000 shares of Common Stock, of which 1,000,352 shares are issued and outstanding (exclusive of 19,802 shares held in the treasury of the Buyer and 106,334 shares reserved for issuance upon exercise of options granted or which may be granted under the Buyer's 2002 Stock Option Plan). The Buyer's Shares, when issued, will have been duly authorized and validly issued and not subject to liens, encumbrances or claims by any Person.

(b)	The Buyer's SEC Reports are all of the reports the Buyer has been required to file with the SEC since December 31, 2004. No Report contains any material misstatement of fact or omits to include any material fact.

4.04 No Breach. The execution and delivery of this Agreement by the Buyer does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, any provision of (a) the certificate of incorporation or by-laws of the Buyer, (b) any Contract to which the Buyer is a party or by which any of its properties or assets are bound or (c) any judgment, order or decree, or statute, law, ordinance, rule or regulation applicable to the Buyer or its properties or assets, other than, in the case of clauses (b) and
(c), those conflicts, violations and defaults that do not have, individually or in the aggregate, a material adverse effect upon the business, assets, operations, properties, financial position, results of operations, prospects or liabilities of the Buyer.

4.05 Governmental Consents. No permit, consent, approval, license, order or authorization of, or registration, declaration or filing with, any court or other Governmental Entity is required to be obtained or made in connection with the execution, delivery or performance of this Agreement by the Buyer or the consummation by the Buyer of any of the transactions contemplated hereby.

4.06 Brokerage. There are no claims for brokerage commissions, finders', investment banker or financial advisor fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Buyer.

ARTICLE V

COVENANTS OF THE SELLERS

The Sellers covenant and agree as follows:

5.01.	Conduct of the Business.  (a) From the date hereof until
earlier of the Closing Date or the termination of this Agreement in accordance with Section 9.01 hereof, the Sellers shall cause Altamira to carry on its business in the ordinary and usual course of business and substantially in the same manner as presently conducted (including with respect to production, marketing, sales, distribution, advertising, promotion, capital, repair and maintenance expenditures and inventory levels) consistent with past practices and to preserve relationships with customers, suppliers and others with whom Altamira deals.

(b)	From the date hereof until the Closing Date, except as otherwise expressly permitted by this Agreement or consented to in advance in writing by the Buyer, Sellers shall not permit Altamira to:

(i) amend its certificate of incorporation;

(ii) permit or allow any insurance policy listed on Section 3.17 of the Altamira Disclosure Schedules to terminate or be cancelled unless such policy is replaced on substantially similar terms prior to the date of such termination or cancellation; or

(iii) agree, whether in writing or otherwise, to do any of the foregoing.

None of the Sellers shall take or agree or commit to take any action or cause Altamira to take or agree or commit to take any action that would, or that could reasonably be expected to, result in (or omit or agree or commit to omit to take any action that would prevent, or that could reasonably be expected to prevent) any of the Sellers' representations and warranties set forth in this Agreement becoming untrue at, or as of any time prior to, the Closing Date.

5.02	Access to Books and Records.  From the date of this Agreement until the first to occur of (a) the Closing Date or (b) the termination of this Agreement in accordance with Section 9.01, the Sellers shall cause Altamira to permit the Buyer and its representatives to make such investigation of the businesses, assets, operations and properties of Altamira as the Buyer deems necessary or desirable in connection with the transactions contemplated by this Agreement. Such investigation shall include access to the respective directors, officers, employees, agents and representatives
(including legal counsel and independent accountants) of Altamira and the property, books, records and commitments of Altamira. The Sellers shall cause Altamira to furnish the Buyer and its representatives with such financial, operating and other data and information, and copies of documents with respect to Altamira, as the Buyer shall from time to time request. Such access and investigation shall be made upon reasonable notice and at reasonable places and times with reasonable opportunity for a representative of Altamira to attend any conference with any of the foregoing. Such access and information shall not in any way affect or diminish any of the representations or warranties of the Sellers hereunder. Without limiting the foregoing, during such period, the Sellers shall keep the Buyer informed as to the businesses and operations of Altamira and shall consult with the Buyer as appropriate.

5.03	Notification.  (a) The Sellers shall give immediate written
notice to the Buyer of any material adverse development causing a breach of any of the representations and warranties in Article III above; provided, however, that nothing in this Section 5.03 will in any way modify or impair the right of the Buyer to elect not to close the transactions contemplated by this Agreement or to seek its appropriate legal remedies if the representations and warranties being made to it under this Agreement, without giving effect to any such modification, shall not be true and correct in all material respects (except for representations and warranties which are qualified by materiality, which representations and warranties shall be true and correct in all respects) when made and at and as of the Closing without giving effect to any such modification.

(b)	The Sellers shall, and shall cause Altamira to, promptly notify the Buyer of (i) any notice or other communications from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated hereby and (ii) any notice or other communication from any Governmental Entity in connection with the consummation of the transactions contemplated hereby.

5.04.	Conditions.  The Sellers shall use and cause Altamira to use reasonable efforts to cause the conditions set forth in Article VII(A) to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible.

5.05.	Regulatory Filings.  The Sellers shall ensure that Altamira shall make or cause to be made all filings and submissions under laws or regulations applicable to Altamira required in connection with the consummation of the transactions contemplated herein. The Sellers shall cause Altamira to coordinate and cooperate with the Buyer in exchanging such information and assistance as the Buyer may reasonably request and shall keep the Buyer apprised of the status of any inquiries or requests for additional information made by any Governmental Entity in connection with the foregoing.

5.06.	Resignations.  At the Closing, the Sellers shall cause Altamira to deliver to the Buyer duly signed resignations, effective immediately upon the Closing, of all directors and officers of Altamira and shall take such other action as is necessary to accomplish the foregoing; such resignations shall include releases, satisfactory to the Buyer, releasing Altamira and the Buyer from any and all claims, past, present or future, pursuant to, under or otherwise in connection with rights to indemnification or reimbursement under applicable law or the certificate of incorporation or by-laws of Altamira or pursuant to outstanding agreements for matters arising prior to the Closing Date, or otherwise with the understanding that no payments shall be made by Altamira or the Buyer in connection with the foregoing.

5.07.	Other Transactions.  Prior to the Closing Date, the Sellers agree not to, and to cause the directors, officers, employees, agents and representatives of Altamira not to, directly or indirectly, contact, initiate, solicit or encourage any inquiries or proposals by, participate in any discussions or negotiations or enter into any agreement, whether oral or written, with, or disclose any non-public information concerning or afford any access to the property, assets, books and records of Altamira to any other Person looking toward the sale of any Shares or capital stock of Altamira or any merger, consolidation or other business combination or recapitalization or any sale, other than in the ordinary course of its business, of any assets of Altamira. In the event that the Sellers or Altamira or any of their Affiliates receives a proposal relating to any such transaction, the Sellers shall promptly notify the Buyer of such proposal.

5.08.	Noncompetition and Confidentiality.  (a) For a period with
respect to (i) Morin of five (5) years following the later of the Closing Date or the last day of her employment by, or engagement as a consultant to, Altamira or Buyer, (ii) Haught through May 15, 2008 and (iii) Chandler of two years from the last day of his employment by Altamira, each of the Sellers agrees not to, and to cause his or her Affiliates not to, directly or indirectly:

(i) (A) participate or engage, directly or indirectly, in a Competitive Activity, (B) enter the employ of, invest in or become an officer, director, agent, representative, consultant or advisor to, or become directly or indirectly affiliated with any company or entity engaged, directly or indirectly, in a Competitive Activity; and/or (C) assist any Person in any way to do, or attempt to do, anything prohibited by clause
(A) or (B) above.

(ii) perform any action, activity or course of conduct which is detrimental to the business or business reputation of Altamira, including (A) soliciting, recruiting or hiring any of the employees of Altamira or any of its Subsidiaries, or Persons who have worked for the same during the 12 months prior to such solicitation, recruitment or hiring; and (B) soliciting or encouraging any employee of Altamira or any of its Subsidiaries to leave the employment of Altamira or the Subsidiary.

(iii) Notwithstanding anything to the contrary contained in this Section 5.08(a), the Buyer hereby agrees that the foregoing covenant in Section 5.08(a)(i) shall not be deemed breached as a result of the ownership by Sellers and their Affiliates of less than an aggregate for all of such persons of three percent (3%) of any class of stock of an entity engaged in a Competitive Activity, provided that such stock is listed on a national securities exchange, the Nasdaq Global Market or is quoted on the National Market System of the NASDAQ Stock Market.
(iv) The foregoing provisions of this Section 5.018(a), with respect to a Seller shall terminate and be of no further effect in the event that Buyer fails to cure within a period of 30 days of receipt of notice from that Seller of Buyer's breach or default of a material term of this Agreement related to such Seller.

(b) Except as required by law or administrative process and except for information which becomes public other than as a result of a breach of this Section 5.08(b), or in the course of and pursuant to the performance of his or her duties as an employee of or consultant to Altamira, none of the Sellers shall disclose to any other Person or employ any information relating to or used by Altamira or its Affiliates, whether in written, oral or other form including, but not limited to, any trade secret, recipe, manual, sales and advertising material, business plan, marketing plan, proprietary pricing policy, financial data, customer list, customer information, customer contact, supplier contact and any technical information and know-how.

(c) If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.08 is invalid or unenforceable, the parties to this Agreement agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

(d) In the event of a breach by a Seller or the failure of a Seller to discontinue any action within one business day of written notice from the Buyer to the Seller to discontinue such breach or action which if consummated would constitute a breach by the Seller of the provisions of this Section 5.08, the Seller acknowledges that the Buyer may not have an adequate remedy at law and therefore shall be entitled to a temporary restraining order or a preliminary or permanent injunction restraining such party from such breach without the necessity of the Buyer proving irreparable harm or injury as a result of such breach or threatened breach or being required to post a security bond. Nothing contained in this Section 5.08 or elsewhere in this Agreement shall be construed as prohibiting the Buyer from pursuing any other remedies available at law or equity for such breach or threatened breach by any party to the provisions of this Section 5.08.

5.09. Releases; Prior Compensation. (a) None of the Sellers has any claim against Altamira for any amount, except for compensation for services at the rate reflected in the Statement of Income for the six months ended June 30, 2006 or for expenses incurred on behalf of the Company in the ordinary course of business prior to the Closing Date.

(b)	The Sellers at the Closing will hereby release Altamira from all rights they may have to acquire any of its securities and all actions, suits, debts, promises, agreements, damages, demands or claims of any kind whatsoever arising from any event or action prior to the Closing Date that the Sellers had, have or may in the future have against Altamira, except for any rights that the Sellers may have pursuant to this Agreement.

5.10. Transition Support. Morin agrees to be engaged as an employee of Altamira for a period designated at the Closing by Buyer, but not to exceed 90 days following the Closing, at the rate of her compensation reflected in the Statement of Income for the six months ended June 30, 2006, and thereafter during a period ending on the second anniversary of the Closing Date as an independent contractor to perform such consulting services as Altamira may reasonably request with respect to the operations of Altamira, at the rate of $65 per hour, provided that she shall not be required to perform consulting services in excess of an aggregate of eight days during any 30-consecutive day period. In connection therewith, Buyer shall cause Altamira to reimburse Morin for expenses authorized by the Chief Executive Officer of Altamira incurred by her in the performance of such services.

5.11. Consents of PID and Symyx. Sellers shall take all commercially reasonable efforts to cause the delivery no later than a date 12 months following the Closing Date of the written consents of PID and Symyx to Altamira or the Buyer under their respective agreements with Altamira to the transfer of ownership of the Shares to the Buyer.

ARTICLE VI

ADDITIONAL COVENANTS

6.01.	Access to Books and Records Relating to Taxes.  From and after the Closing Date, the Buyer shall provide the Sellers and their agents with reasonable access (for the purpose of examining and copying)
during normal business hours and upon reasonable notice, to the books and records of Altamira with respect to periods or occurrences prior to the Closing Date as is reasonably necessary for the preparation and filing of any Tax Return and/or for the defense of any claim against any of the Sellers by any third party following the Closing.  The Sellers shall reimburse the Buyer for reasonable out-of-pocket costs and expenses incurred in assisting the Sellers pursuant to this Section 6.01. Altamira and the Buyer shall not be required by this Section 6.01 to take any action that would unreasonably interfere with the conduct of the business of Altamira or that of its Subsidiaries or unreasonably disrupt their respective normal operations.
6.02. Expenses.   The Sellers and the Buyer shall each bear their own costs
and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including attorneys' fees and expenses, except that the Buyer and the Company shall bear equally the fee of McCrory and McDowell for its services in auditing the Audited Financial Statements, provided that the Closing is not terminated by the Buyer because of the Sellers' failure to satisfy the condition set forth in Section 7.01 in which event such fees shall be borne by the Company or if the Closing is not effected because of the Buyer's failure to satisfy the conditions set forth in Article VII(B) in which event such fees shall be borne by the Buyer.

6.03. Transfer Restrictions. The Sellers will not sell or otherwise transfer any of the Buyer's Shares or interests therein unless such shares have been registered under the Securities Act of 1933, as amended (the "Act") or the disposition is effected in a transaction which in the opinion of counsel to Buyer is exempt from registration under the Act. The stock certificates evidencing for Buyer's Shares will bear the following legend:

"THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF UNLESS REGISTERED OR IN THE OPINION OF COUNSEL, PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE
STATE SECURITIES LAWS."

	The Transfer Agent for the Common Stock of the Buyer will be instructed to place stop transfer orders on its records with respect to the Buyer's Shares.

6.04. Further Assurances. Each party hereto shall use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated under this Agreement as expeditiously as practicable.

6.05 Operation of Altamira. (a) During the period from the Closing Date to the last day of the last Contingent Payment Period, Buyer shall use its commercially reasonable best efforts to manage and cause the operations of Altamira, including its research and development activities, to be conducted in a manner and no less than the scope it was conducted during the 12 months ended September 30, 2006. Subject to the receipt of their consents to Buyer's acquisition of the Shares, Buyer also agrees to use its commercially reasonable efforts to maintain its relationships with PID and Symyx pursuant to the agreements with each outstanding as of the date hereof.

(b) The Buyer shall maintain the amount of insurance and coverage as in effect immediately prior to the Closing for the operations of Altamira during the Contingent Payment Period or which insurance and coverage, at its discretion, may be in the form of Products and Completed Operations Insurance to protect the Buyer, Sellers, and the business of Altamira, from loss due to claims customarily insured against under Products and Completed Operations Insurance forms and arising from past, present, or future claims as to the products of Altamira listed on the disclosure schedules. Each of the Sellers will be named as additional insured and will be provided a certificate of insurance evidencing that the insurance is in place and that the same shall not be cancelable except upon 30 days notice (or for non-payment of premium 10 days notice) to Sellers. The Buyer agrees that any agreement for the transfer of any part of the business during a Contingent Payment Period involving Altamira's operation shall obligate the transferee and its transferees to maintain such insurance.

6.06 Representation. The Buyer will agree to appoint Morin as a Director of the Company.

6.07 Protection of Records. The Buyer will safeguard all past and future accounting records and other records of the business.

6.08 Registration Rights.  Buyer shall enter into a Registration
Rights Agreement with Sellers, in the form attached hereto as Exhibit B.


ARTICLE VII

CONDITIONS PRECEDENT

A.	To Buyer's Obligations.  The obligations of the Buyer hereunder are subject to the fulfillment or satisfaction, on and as of the Closing Date, of each of the following conditions (any one or more of which may be waived by the Buyer, but only in a writing signed on behalf of the Buyer by its Chief Executive Officer or Vice
President):

7.01. Accuracy of Representations and Warranties. The representations and warranties of the Sellers set forth in this Agreement (a) that are qualified by materiality or Material Adverse Effect will be true and correct and (b) that are not qualified by materiality or Material Adverse Effect will be true and correct in all material respects, in each case on and as of the Closing Date with the same force and effect as if they had been made at the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties that are qualified by materiality or Material Adverse Effect will be true and correct, and such representations and warranties that are not qualified by materiality or Material Adverse Effect will be true and correct in all material respects, on and as of such specified date or dates), and the Buyer will have received a certificate dated as of the Closing Date to such effect executed by Morin on behalf of the Sellers.

7.02. Covenants. The Sellers will have performed and complied in all material respects with all of their covenants and obligations contained in this Agreement on or before the Closing Date (to the extent that such covenants and obligations require performance by them on or before the Closing Date), and the Buyer will have received a certificate dated as of the Closing Date to such effect executed by Morin on behalf of the Sellers.

7.03. Absence of Material Adverse Change. There will not have been any Material Adverse Effect to Altamira whether or not resulting from a breach in any representation, warranty or covenant contained herein, and the Buyer will have received a certificate dated as of the Closing Date to such effect executed by Morin on behalf of the Sellers.

7.04. Compliance with Law; No Legal Restraints. There will not be issued, enacted or adopted, or threatened in writing by any Governmental Authority, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding, or any judgment or ruling by any Governmental Entity that (i) prohibits or renders illegal or imposes limitations on: (a) the purchase of the Shares by the Buyer or any other material transaction contemplated by this Agreement; or (b) Altamira's right to own, sell, retain, use or operate any of its products, assets or properties on or after the Closing Date; or (ii) seeks a disposition or divestiture of any such products, assets or properties.

7.05. Government Consents. There will have been obtained at or before the Closing Date such permits or authorizations, and there will have been taken such other actions, as may be required to consummate purchase of the Shares by the Buyer by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including satisfaction of any and all requirements under applicable federal and state securities laws.

7.06. No Litigation. No litigation or proceeding will be pending or threatened which will have the probable effect of enjoining or preventing the consummation of the transactions contemplated by this Agreement. No litigation or proceeding will be pending or threatened which could reasonably be expected to have a Material Adverse Effect.
7.07. Escrow Agreement. The Buyer will have received an executed counterpart of the Escrow Agreement from each of the Sellers and the Escrow Agent.

7.08. Options and Warrants. There shall be no outstanding securities or Contracts immediately prior to the Closing Date that purport to obligate, upon exercise of options or warrants or otherwise, Altamira to issue or a Seller (except pursuant to this Agreement) to sell or transfer beneficial interests or shares of capital stock of Altamira or grant any options or warrants to acquire shares of capital stock of Altamira.

7.09. Employment Agreement. Brookman P. March shall have executed and delivered to Altamira and the Buyer the employment agreement in the form of Exhibit C.
7.10. Consents, Documents. The Buyer will have received from Altamira or the Sellers duly executed copies of all written consents, assignments, waivers, authorizations or other certificates (collectively, the "Third Party Documents"), from third parties required to be obtained for Altamira to continue to operate after the Closing without being in breach or default of the applicable Third Party Document to which it is a party, except as provided in Section 5.11 as to PID and Symyx.

7.11. Opinion of Counsel. The Buyer will have received from Schnader Harrison Segal & Lewis LLP, counsel to the Sellers, an opinion in substantially the form attached hereto as Exhibit D.
7.12. Resignations of Directors. The Sellers will have delivered to the Buyer evidence satisfactory to the Buyer that all persons holding the position of a director (or comparable position) of Altamira in office immediately prior to the Closing Date, have resigned in writing from such positions effective as of the Closing.

7.13. Employment Matters. Except for deaths or resignations without notice, each employee of Altamira holding a responsible position in sales, manufacturing, administration, shipping, receiving or software, shall have remained continuously employed in such position or, if approved by Buyer, in a superior position with Altamira from the date of this Agreement through the Closing Date.

7.14. Consents of Haught and Chandler. Each of Chandler and Haught shall have delivered his or her written consent to the effectiveness and continuation or reinstatement of his or her noncompetition agreement with Altamira for the period specified therein.

	B.	To Sellers' Obligations.  The obligations of the Sellers are s ubject to the fulfillment or satisfaction on and as of the Closing Date of each of the following conditions (any one or more of which may be waived by Morin, but only in writing signed by her).

7.15. Representations and Warranties of the Buyer. The representations and warranties of the Buyer contained in Article IV shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date.

7.16. Covenants. The Buyer shall have performed and complied with all covenants and agreements required to be performed or complied with by it on or prior to the Closing Date.

7.17. Employment Agreements. Altamira shall have executed and delivered to Brookman P. March the employment agreement in the form attached hereto as Exhibit C.

7.18. Escrow Agreement. The Sellers shall have received a copy of the Escrow Agreement executed by the Buyer.

7.19. Opinion of Buyer's Counsel. The Sellers will have received from Reitler Brown & Rosenblatt LLC, counsel to the Buyer, an opinion in substantially the form attached hereto as Exhibit E.

ARTICLE VIII

ADDITIONAL COVENANTS

8.01.	Survival.  Notwithstanding any investigation conducted at any time with regard thereto by or on behalf of any party, the representations and warranties of the Sellers and of the Buyers contained in this Agreement or in any Exhibit or Schedule hereto shall survive the Closing and the consummation of the transactions contemplated hereby (and any examination or investigation by or on behalf of any party hereto).

8.02.	Indemnification.
(a) Indemnification by the Sellers.  The Sellers, severally, shall indemnify the Buyer and its Affiliates and each of their respective officers, directors, employees, shareholders, agents, representatives, successors and assigns (collectively the "Buyer Indemnitees") against and hold them harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) ("Losses") suffered or incurred by any such indemnified party arising from, relating to or otherwise in respect of (i) any breach of any representation or warranty of a Seller contained in this Agreement or in any certificate delivered pursuant hereto,
(ii) any breach of any covenant of a Seller contained in this Agreement, and
(iii) any and all actions, suits, proceedings, demands, judgments, costs and legal and other expenses incident to any of the matters referred to in clauses
(i) and (ii) of this Section 8.02(a).
(b) Indemnification by the Buyer. The Buyer shall indemnify the Sellers and their respective Affiliates and each of their respective agents, representatives, successors and assigns (collectively the "Sellers Indemnitees") against and hold them harmless from any Losses suffered or incurred by any such indemnified party arising from, relating to or otherwise in respect of (i) any breach of any representation or warranty of the Buyer contained in this Agreement or in any certificate delivered pursuant hereto, (ii) any breach of any covenant of the Buyer contained in this Agreement and (iii) any and all actions, suits, proceedings, demands, judgments, costs and legal and other expenses incident to any of the matters referred to in clauses (i) or (ii) of this Section
8.02(b).
(c) Procedures Relating to Third Party Claims.
(i)	A party seeking indemnification pursuant to Section 8.02(a) or 8.02(b)
(an "Indemnified Party") shall give prompt notice to the party from whom such indemnification is sought (the "Indemnifying Party") of the assertion of any claim or assessment (a "Section 8.02 Claim"), or the commencement of any action, suit or other proceeding, by a third party in respect of which indemnity may be sought hereunder (a "Third Party Claim", which along with a Section 8.02 Claim is referred to as an "Indemnification Claim") and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but no failure to give such notice shall relieve the Indemnifying Party of any liability hereunder
(except to the extent the Indemnifying Party has suffered actual and material prejudice thereby). The Indemnifying Party shall have the right, exercisable by written notice (the "Notice") to the Indemnified Party within 14 days of receipt of notice from the Indemnified Party of commencement of or assertion of any Third Party Claim, to assume the defense of such Third Party Claim, using counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided, that the Indemnifying Party shall not have the right to assume the defense of a Third Party Claim if the Indemnified Party shall have been advised by counsel that under applicable standards of professional responsibility, a conflict will arise in the event both the Indemnified
Party and the Indemnifying Party are represented by the same counsel with respect to the Third Party Claim, in which case such Indemnified
Party shall have the right to control the defense of such Third Party
Claim and all Losses in connection therewith shall be reimbursed by the Indemnifying Party from time to time upon demand of the Indemnified
Party. In addition, if the Indemnifying Party fails to give the Indemnified Party the Notice complying with the provisions stated above within the stated time period, the Indemnified Party shall have the right to assume control of the defense of the Third Party Claim and all Losses in connection therewith shall be reimbursed by the Indemnifying Party from time to time upon the demand of the Indemnified
Party.

(ii)	The Indemnifying Party or the Indemnified Party, as the case may be, shall in any event have the right to participate at its own expense, in the defense of any Third Party Claim which the other is defending.
(iii)	The Indemnifying Party, if it shall have assumed the defense of any Third Party Claim in accordance with the terms hereof, shall have the right, upon 30-days prior written notice to the Indemnified Party, to consent to the entry of judgment with respect to, or otherwise settle, such Third Party Claim unless (A) the Third Party Claim involves equitable or other non-monetary damages, (B) in the reasonable judgment of the Indemnified Party such settlement would have a continuing material adverse effect on the business or financial condition of the Indemnified Party (and, if such Indemnified Party is the Buyer, on the business or operations of Buyer or Altamira or any of its other Subsidiaries) including any material impairment of relationships with customers or suppliers or (C) the Indemnifying Party is not obligated to pay the full amount of the liability in connection with such Third Party Claim, in which case such settlement only may be made with the written consent of the Indemnified Party, which may be arbitrarily withheld.
The Indemnified Party shall have the sole and exclusive right to settle any Third Party Claim on such terms and conditions as it deems reasonably appropriate (1) if the Indemnifying Party fails to assume the defense in accordance with the terms hereof or (2) to the extent such Third
Party Claim involves equitable or other non-monetary relief, and shall have the right to settle any Third Party Claim involving monetary d amages with the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.
(d)	Indemnification Escrow.  As security for the payment of an
Indemnification Obligation of the Sellers arising pursuant to an Indemnification Claim, the Sellers authorize the Buyer to hold and deliver as Escrow Agent the Escrowed Shares pursuant to the Escrow Agreement in the form of Exhibit A attached hereto. The Buyer is authorized to (i) withdraw from the Seller's portion of the Escrowed
Funds described therein, if any, such amount and (ii) withdraw and cancel from the Seller's portion of the Escrowed Shares such number of Escrowed Shares based on the Escrow Share Indemnification Value needed to satisfy the Indemnification Obligation of the Seller. In the event all the Escrowed Shares and Escrowed Funds have not been delivered in satisfaction of Indemnification Obligations of the Sellers, on a date which is the corresponding date in the twelfth month following the Closing Date, the Buyer as Escrow Agent shall deliver to each Seller such Seller's Portion of the Escrowed Shares and Escrowed Funds which based on the Escrow Share Indemnification Value as of such date are not reserved to satisfy Indemnification Obligations which may arise from outstanding Indemnification Claims of the Buyer as of such date. The Escrowed Shares and Escrowed Funds so reserved, if any, shall be delivered to the Buyer or the Sellers within five business days following the final determination as to the Indemnification Claims outstanding.
	To the extent an Indemnification Obligation of a Seller can not be satisfied by the delivery of the Escrowed Shares and Escrowed Funds, the Seller agrees to pay the balance to the Buyer within ten days of the determination of his or her Indemnification Obligation by wire transfer of immediate funds.
	(e) Indemnification Claim Period and Amount. No claim for indemnification shall be valid as against a Seller unless made within twelve (12) months following the Closing. The aggregate of the indemnity obligations of a Seller shall not exceed the total consideration received by the Seller pursuant to Section 2.02, valuing each of the Escrowed Shares at the weighted average (based on sales volume) of the reported closing sale price of a share of Common Stock of the Buyer on the Over-the-Counter Bulletin Board of the NASD for the five days on which trades were reported immediately preceding the Closing Date.

	8.03.	Tax Matters.  (a)	The Sellers shall be responsible for all
transfer, excise, stamp, sales, use, recording or similar taxes or fees arising out of the sale of the Shares.
	(b)	From the date hereof until the Closing Date, without the
prior written consent of the Buyer, the Sellers shall cause Altamira not to make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended
Tax Return, enter into any closing agreement, settle any Tax refund, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of increasing the Tax liability of Altamira.

8.04 Appointment and Authorization of Morin. Each Seller irrevocably appoints and authorizes Morin as his or her agent and attorney-in-fact to take such action as agent and attorney-in-fact on her or his behalf and solely to exercise such powers where specified that she acts on behalf or as agent of the Sellers in this Agreement, and the Escrow Agreement and any related documents which require any form of Seller approval or consent, together with all such powers as are reasonably incidental thereto. Morin may perform her duties as such through sub-agents and attorneys-in-fact and shall have no liability for any acts or omissions of any such sub-agent or attorney if selected by it with reasonable care.
Without limiting the generality of the foregoing, Morin acting alone without the consent of any other Seller, is hereby authorized to (i)
take any and all actions with respect to the foregoing, (ii) supervise, defend, coordinate and negotiate claims for indemnification under Article VIII (including settlements thereof), (iii) effect deliveries to Sellers hereunder or under the Escrow Agreement (iv) receive or give notices hereunder, (v) receive or make payment hereunder, (vi) execute waivers or amendments hereof, and/or (vii) execute and deliver documents, releases and/or receipts hereunder.
Morin, acting on behalf or as agent of the Sellers, may consult with legal counsel, independent public accountants and other experts selected by her and shall not be liable for any action taken or omitted to be taken by her in good faith in accordance with the advice of such counsel, accountants or experts. She shall not be liable in her capacity as agent for any action or omission otherwise taken by her hereunder except in the case of gross negligence or willful misconduct by and shall not be deemed to be a trustee or other fiduciary on behalf of any Seller or any other Person, nor shall Morin have any liability in the nature of a trustee or other fiduciary.
Each Seller shall, ratably in accordance with his or her pro rata percentage set forth on Schedule I hereto, pay or reimburse Morin, upon presentation of an invoice, for all her costs and expenses as such agent (including, without limitation, fees and expenses of counsel) in connection with: (i) the enforcement of this Agreement and any related document and/or the protection or preservation of the rights of each Seller against the
Buyer, or any of their respective assets, and (ii) any amendment, modification or waiver of any of the terms of this Agreement or any related document (whether or not any such amendment, modification or waiver is signed or becomes effective).
Each Seller shall, ratably in accordance with his or her pro rata percentage set forth on Schedule I hereto, indemnify, defend and hold harmless Morin as his or her agent and her agents and attorneys (to the extent not otherwise reimbursed) against any claim that such indemnitees may suffer or incur in connection with her capacity as agent, or any action taken or omitted by such indemnitees hereunder or thereunder
(except such resulting from such indemnitee's willful misconduct).
8.06.	Exclusive Remedy.	Subject to Section 10.11 hereof, except in
the case of fraud, willful misrepresentation or intentional wrongful acts, the rights and remedies set forth in this Article VIII, Section 5.08(d) and in the Escrow Agreement are the exclusive rights and remedies with respect to any claims related to (i) this Agreement, and/or (ii) the ownership and operation of Altamira prior to the Closing.

ARTICLE IX

TERMINATION

9.01.	Termination.  This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:
(a) 	by the mutual written consent of the Buyer and the Sellers;
(b) 	by the Buyer, if any of the conditions set forth in Article III and/or Article V shall have become incapable of fulfillment;
(c) by either Morin on behalf of the Sellers or by the Buyer, in writing, without liability, if for any reason the Closing has not occurred by November 30, 2006; provided, however, that the right to terminate this Agreement under this Section 9.01(c) shall not be available to any party whose failure to fulfill or perform any obligation under this Agreement or any document delivered pursuant to the terms of this Agreement has been a material cause of, or has materially resulted in, the failure of the Closing to occur on or before such date.
(d) Nothing in this Section 9.01 shall relieve any party of any liability for a breach of this Agreement prior to its termination.
9.02.	Effect of Termination.  In the event of termination of this Agreement by either the Buyer or Morin on behalf of the Sellers pursuant to Section 9.01, written notice thereof shall be given to the other and thereupon the provisions of this Agreement shall immediately become void and of no further force and effect (other than this Section 9.02, Section 6.02 and Section 10.01, Section 10.02, Section 10.07, Section 10.08, Section 10.09, and Section 10.10 which shall survive the termination of this Agreement), and there shall be no liability on the part of either the Buyer, on the one hand, or a Seller, on the other hand, to one another, except for liability for breaches of this Agreement prior to the time of such termination. In the event of such Termination, the Sellers and the Buyer agree to be subject to the nondisclosure proscriptions imposed by the Nondisclosure Agreement between the Buyer and Altamira and Morin, dated May 12, 2006.

ARTICLE X

MISCELLANEOUS

10.01.	Arbitration.  (a) Except as provided in Section 2.02(b) or
8.02(c) with respect to a Third Party Claim, and except with respect to
Section 5.08, any dispute arising out of this Agreement or any transaction contemplated hereby, including a claim for Losses under
Section 8.02(a) or 8.02(b), which is not settled by mutual consent shall be finally settled by binding arbitration, conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. Such arbitrator shall be reasonably satisfactory to each of the Buyer and Morin on behalf of the Sellers; provided, that if they are unable to agree upon the identity of such arbitrator within 15 days of demand by the Buyer or by Morin, then any of the parties to the Agreement shall have the right to petition a presiding justice of the Supreme Court of New York, New York County, to appoint an arbitrator. The arbitration shall be held in New York, New York.

(b) The costs of the arbitration, including administrative and arbitrators' fees, shall be borne by the party or parties seeking damages or relief except if damages in an amount in excess of $10,000 are awarded or relief of such party or parties is granted, such costs shall be borne by the Buyer if a Seller is awarded such damages or granted relief or by the applicable Seller or Sellers if the Buyer is awarded such damages or granted relief.
(c) In rendering judgment, the arbitrator shall be instructed by the parties that he or she shall be permitted to select solely from the proposals for resolution, the relevant issue presented by a party, and not any other proposal.
(d) The parties agree that the decision shall be the sole, exclusive and binding remedy between them regarding any and all disputes, controversies, claims and counterclaims presented to the arbitrator. Application may be made to any court having jurisdiction over the party (or its assets) against whom the decision is rendered for a judicial recognition of the decision and an order of enforcement.
10.02. 	Entire Agreement.  This Agreement and the Schedules and Exhibits
hereto contain the entire agreement among the parties with respect to the matters contemplated by this Agreement and collectively supersede all prior and/or contemporaneous agreements or understandings, whether written or oral, among the parties with respect to such matters.

10.03.	Notices.  All notices, requests and other communications to
any party hereunder shall be in writing and sufficient if delivered personally or sent by telecopy (with confirmation of receipt) or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:


If to the Buyer:

Scientific Industries Inc.,
70 Orville Drive
Bohemia, New York 11716
Attention: Helena R. Santos, Chief Executive Officer
Telecopy:  (631) 567-5896

With a copy to:
Reitler Brown & Rosenblatt LLC
800 Third Avenue, 21st Floor
New York, New York 10022
Attention:  Leo Silverstein
Telecopy:  (212) 371-5500

If to a Seller:
To the name and address set forth on Schedule I


With a copy to:
Schnader Harrison Segal & Lewis LLP
2700 Fifth Avenue Place
120 5th Ave.
Pittsburgh, Pennsylvania 15222-3010
Attention:  Jeffrey W. Letwin, Esq.
Telecopy:   (412) 765-9858


or to such other address or telecopy number as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Each such notice, request or communication shall be effective when received or, if given by mail, when delivered at the address specified in this Section 10.03 or on the fifth business day following the date on which such communication is posted, whichever occurs first.

10.04. Counterparts; Facsimile. This Agreement may be executed in any number of counterparts (each of which may be transmitted via facsimile), and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

10.05. Benefits of Agreement. All covenants, agreements, representations, warranties and undertakings in this Agreement made by and on behalf of any party hereto shall bind and inure to the benefit of the successors and permitted assigns of such party. This Agreement is for the sole benefit of the parties hereto and not for the benefit of any third party.

10.06. Amendments and Waivers. No modification, amendment or waiver of any provision of, or consent required by, this Agreement, or any consent to any departure herefrom, shall be effective unless it is in writing and signed by all of the parties hereto. Such modification, amendment, waiver or consent shall be effective only in the specific instance and for the purpose for which given.

10.07. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by the Buyer hereto without the prior written consent of Morin on behalf of the Sellers or by a Seller without the prior written consent of the Buyer. Any instrument purporting to make an assignment in violation of this
Section 10.07 shall be void.

10.08. Enforceability. It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

10.09. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAWS PROVISIONS).

10.10. General. All Exhibits and Schedules attached to this Agreement are hereby incorporated by reference and made a part of this Agreement.

10.11. Remedies. The parties hereto specifically acknowledge and agree that a remedy at law for breach of the provisions of this Agreement will be inadequate and that a party, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be cumulative, nonexclusive and in addition to, but not in lieu of, any other remedy available whether at law, in equity or otherwise.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered as of the day and year first above written.

SCIENTIFIC INDUSTRIES INC.


By:

/s/Helena R. Santos
______________________

Name: Helena R. Santos
Title:   President


SELLERS:


/s/Grace Morin
_______________
Grace Morin


/s/Heather H. Haught
____________________

Heather H. Haught


/s/William D. Chandler
______________________

William D. Chandler



                             SCHEDULE I



Names          Address           Number      Percent-  Purchase Price
                                 of Shares   age
_____________  ________________  _________   ________  ______________

                                                       Cash    Shares

Grace Morin  105 Cambridge Court       300   90.36%  $361,440  112,950
             Harwick, PA 15238

Heather H. Haught   755 Parkway Ave.    16    4.82%  $ 19,280    6,025
                    Pittsburgh, PA
                    15235

William D. Chandler 101 Washington Ave. 16    4.82%  $ 19,280    6,025
                    #123
                    Oakmont, PA  15139
                                      ----   ------  --------   -------
Total:                                332    100.0%  $400,000   125,000